Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Lexicon Pharmaceuticals, Inc. for the registration of 57,661,250 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2024, with respect to the consolidated financial statements of Lexicon Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
March 25, 2024